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                                                                    Exhibit 10.3
                                                                    ------------

                          TRANSITION SERVICES AGREEMENT

         THIS TRANSITION SERVICES AGREEMENT, dated as of November 1, 2001 (this "Agreement"), by and between HOWARD JOHNSON & COMPANY, a Delaware corporation ("Howard Johnson"), and EBENX, INC., a Minnesota corporation ("eBenX").

         WHEREAS, Howard Johnson and eBenX are parties to an Asset Purchase Agreement, dated as of October 19, 2001 (the "Asset Purchase Agreement") (all capitalized terms used herein and not defined herein shall have the meanings set forth in the Asset Purchase Agreement), pursuant to which Howard Johnson has transferred (the "Transfer") to eBenX substantially all of its assets and liabilities relating to Howard Johnson's health and welfare services business (the "Business");

         WHEREAS, in conjunction with the Transfer, the transition of certain functions and services from Howard Johnson to eBenX will be required over a period of time following the Transfer; and

         WHEREAS, the parties have agreed to the procedures for such transition upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE SERVICES

         SECTION 1.01 Provision of Howard Johnson Services.

         (a) The following are the transition services relating to the Business to be rendered by Howard Johnson and/or its Affiliates to eBenX (each, a "Service" and, collectively, the "Services"):

         (i)      Finance and Accounting:

                  1. Howard Johnson will provide support and access to the AEGIS billing system through March 31, 2002. eBenX may extend these services through June 30, 2002 by written notice to Howard Johnson no later than January 31, 2002. Set-up costs incurred by Howard Johnson to add eBenX to the AEGIS billing system shall be paid by eBenX. Such costs, estimated to be, but not limited to, approximately $10,000, will be set forth in the billing statement described in
                           Section 1.05(a) hereof.

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                  2.       Howard Johnson will provide support and access to the
                           EZBill system through July 31, 2002 or such earlier date selected by eBenX on at least 60 days' advance written notice.

                  3. Howard Johnson shall use reasonable commercial efforts to provide such information as may be required by eBenX and its auditors in connection with the preparation of pro forma and actual financial statements with respect to the Transfer and that portion of fiscal year 2001 following the Transfer.

                  4. Howard Johnson shall use reasonable commercial efforts to provide support for eBenX's Accounts Receivable collection efforts described in Section 1.01(f) below.

         (ii) Compensation and Benefits; COBRA. (A) Notwithstanding anything to the contrary in the Asset Purchase Agreement, each Transferred Employee shall, solely for purposes of administering the payment of such Transferred Employee's base compensation from the Closing Date through November 6, 2001 or such other time as the parties hereto shall mutually agree (the "Transition Date"), remain on Howard Johnson's payroll through the Transition Date, and eBenX shall reimburse Merrill Lynch & Co. ("Merrill Lynch") for all payroll expenses as set forth herein for the period from November 1, 2001 through the Transition Date (the "Transitional Salary"); provided, however, that each Transferred Employee shall, for all other purposes, be deemed an employee of eBenX as of the Closing Date. Notwithstanding the foregoing or anything to the contrary in the Asset Purchase Agreement, the individual listed on Exhibit A hereof shall remain an employee of Howard Johnson until such time as the parties hereto shall mutually agree (the "Extension Period"), and eBenX shall reimburse Merrill Lynch for the expenses as set forth as an approximation on Exhibit A hereof (and updated by Howard Johnson before such payment is made by eBenX) (the "Extension Expenses") related to such individual's continued employment with Howard Johnson for the period from November 1, 2001 through the end of the Extension Period as set forth herein; provided, however, that such individual shall, for all other purposes, be deemed an employee of eBenX as of the Closing Date. eBenX shall remit to Howard Johnson an amount equal to the aggregate Transitional Salary plus the Extension Expenses paid to all Transferred Employees as set forth as an approximation on Exhibit A hereof (and updated by Howard Johnson before such payment is made by eBenX) plus the employer portion of FICA and other applicable federal payroll taxes associated with such payment upon submission to eBenX by Howard Johnson of the billing statement set forth in Section 1.05(a) hereof.

                           (B) For the period commencing on the Closing Date
                  through November 30, 2001, each Transferred Employee shall be eligible to continue to participate in the medical (excluding health care and dependent care flexible spending accounts), dental, life and accidental death or dismemberment plans provided by an Affiliate of Howard Johnson, in which he or she participated

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                  immediately prior to the Closing Date, on the same terms and conditions applicable to employees of Howard Johnson whose employment is terminated other than on the last day of a calendar month. eBenX shall reimburse Merrill Lynch, upon submission to eBenX by Howard Johnson of the billing statement set forth in Section 1.05(a) hereof, for the employer portion of the premiums applicable to the continuation of such coverage for the period from November 1, 2001 through November 30, 2001 as set forth as an approximation on Exhibit A hereof (and updated by Howard Johnson before such payment is made by eBenX) plus all reasonable costs and expenses associated with the administration of such premium payments.

                           (C) For the period commencing on December 1, 2001
                  through December 31, 2001 (the "Benefits Transition Period"), each Transferred Employee shall be eligible to continue his or her coverage under the medical and dental plans provided by an Affiliate of Howard Johnson, in which he or she participated immediately prior to the Closing Date, under Section 4980B(f) of the Code ("COBRA Coverage"). eBenX shall pay the same employer portion of the applicable premiums for providing COBRA Coverage during the Benefits Transition Period that would have been payable by Merrill Lynch had such Transferred Employee remained employed by Howard Johnson. Each Transferred Employee shall pay the employee portion of the applicable premiums for providing his or her COBRA Coverage during the Benefits Transition Period. Howard Johnson shall be responsible for providing each Transferred Employee with the appropriate forms and processing such forms to effect such Transferred Employee's COBRA coverage by this Section 1.01(a)(ii)(C).

                           (D) Except as otherwise specifically provided in this
                  clause (ii), the Transferred Employees shall not be entitled to any compensation or benefits or to participate in any employee benefit programs of Howard Johnson or its Affiliates on or after the Closing Date.

         (iii) FAS 106 Support. eBenX shall collect all revenues related to FAS 106 opinions from Transferred Clients and those Terminated Clients whose termination is not effective until after Closing related to the fiscal year ending 2001. Howard Johnson shall be conduct all work for, and shall charge eBenX for, expenses incurred for the retirement related FAS 106 opinion work related to the fiscal year ending 2001 as outlined in Exhibit
                  B. eBenx shall be conduct all work for all health and welfare or retirement FAS 106 opinion work for fiscal year 2002, and thereafter, and eBenX may, in its sole discretion, choose to contract with Howard Johnson to support such work.

         (iv) Real Estate. (A) Howard Johnson hereby grants to eBenX a license (the "License") to use the Licensed Space (as hereinafter defined) as a temporary work area for its Transferred Employees engaged in the Business, who, on the date hereof, are located in such Licensed Space, such License to take effect upon the later of (1) the Closing and (2) if necessary, the obtaining of any consent of any overlandlord (each, a "Consent") to the License. If any Consent is not obtained

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                  or, in the case of Chicago (as hereinafter defined) or Second
                  Avenue (as hereinafter defined), a sublease is not executed and delivered by Howard Johnson and eBenX, in either case, within 30 days after the Closing, the portion of the Licensed Space to which such Consent or sublease, as applicable, relates shall no longer be considered a part of the Licensed Space. The "Licensed Space" shall be such portion as Howard Johnson and eBenX shall mutually agree of the premises leased by Howard Johnson or Merrill Lynch (as hereinafter defined), as the case may be, at one or more of the following properties: 300 South Wacker Drive, Chicago, Illinois 60606 ("Chicago"); 1201 Third Avenue, Seattle, Washington 98101; 1191 Second Avenue, Seattle, Washington 98101 ("Second Avenue"); 1700 Seventh Avenue, Seattle, Washington 98101, and 50 Fremont Street, San Francisco, California 94105 ("San Francisco"). The License shall expire as to any Licensed Space upon the earliest to occur of: (1) the execution and delivery of, and the receipt of any necessary consents for, a sublease of such Licensed Space, all as contemplated by Section 5.14 of the Asset Purchase Agreement and, in the case of that portion of the Licensed Space leased by Merrill Lynch, the consent contemplated by clause (H) hereof; (2) the thirtieth day after delivery by eBenX to Howard Johnson of notice of its intention to terminate the License as to such Licensed Space; and (3) one (1) year following the Closing with respect to Second Avenue; December 31, 2001 with respect to San Francisco and the one hundred eightieth day after the Closing with respect to all other Licensed Space.

                           (B) During the term of the License, eBenX shall be
                  responsible for, and shall pay to Howard Johnson, all costs and expenses attributable to the Licensed Space as set forth on Exhibit C hereof, all such amounts being payable within ten
                  (10) days of demand therefor.

                           (C) The License is and shall at all times be subject
                  and subordinate to the applicable lease of the Licensed Space, and eBenX agrees to comply with all of the terms of said lease as applicable to the Licensed Space as fully and completely and with the same force and effect as if set forth at length herein.

                           (D) eBenX accepts the Licensed Space in its "AS IS"
                  condition on the date hereof, and agrees that Howard Johnson shall not be required to construct any improvements in or make warranties with respect to the condition of the Licensed Space. eBenX shall not make any repairs, alterations, installations or improvements to the Licensed Space without the prior written consent of Howard Johnson, which may be withheld for any reason or for no reason whatsoever.

                           (E) eBenX shall use the Licensed Space only for
                  general office use and other uses reasonably related thereto. eBenX shall not store any garbage or refuse in the Licensed Space. eBenX shall not create any nuisance in or about the applicable building or the Licensed Space. eBenX shall not be permitted to enter any areas within the applicable building, other than the Licensed Space and the common areas, without the prior consent of Howard Johnson in each instance.

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                           (F) If eBenX shall fail to (i) pay any amounts
                  payable hereunder with respect to such License within 10 days after the date due or (ii) perform any of its other obligations under the License, and such failure continues for a period of 30 days (unless such default cannot reasonably be cured within such 30-day period, in which case such period shall be extended as long as eBenX has commenced the curing of such default and thereafter prosecutes the curing of same with diligence), Howard Johnson shall have the option to revoke the License.

                           (G) Upon any default hereunder by eBenX with respect
                  to any of the Licensed Space or upon a failure by eBenX to vacate any of the Licensed Space after the termination or expiration of the License relating thereto, Howard Johnson shall have all remedies available at law or in equity to a landlord of real property.

                           (H) The parties acknowledge that a portion of the
                  Licensed Space is premises currently leased by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). Howard Johnson shall request the consent of Merrill Lynch to a license of the applicable Licensed Space to Howard Johnson and the sublicense of such Licensed Space to eBenX upon the terms herein set forth. If Merrill Lynch grants such consent, such premises shall be deemed a portion of the Licensed Space, subject to and upon all of the terms hereof.

                           (I) Howard Johnson shall use reasonable commercial
                  efforts to obtain each Consent required in connection with the License, but shall be not required to (i) expend any funds (other than reasonable attorneys' fees and disbursements of Howard Johnson and any such overlandlord), (ii) initiate any legal proceeding to compel any such Consent or (iii) agree to any amendment or modification of its lease of the Licensed Space.

         (b) Howard Johnson and eBenX shall use reasonable commercial efforts to, and shall use reasonable commercial efforts to cause their Affiliates to, cooperate in the transfer of responsibility from Howard Johnson to eBenX of each of the Services, other than those Services set forth in Section 1.01(a)(iv), described above as soon as reasonably practicable following 60 days after Closing, and, in any event, prior to the end of the time periods set forth above. eBenX shall notify Howard Johnson in writing when eBenX is prepared to transfer responsibility for specific Services from Howard Johnson to eBenX.

         (c) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as restricting Howard Johnson or its Affiliates from operating any of its businesses or services in any manner they respectively determine to be proper or advisable; provided, however, that in the event the foregoing construction prevents or impairs (other than immaterially) the provision of any Service, Howard Johnson and eBenX shall cooperate with one another regarding the provision of such Service and Howard Johnson or eBenX, as the case may be, shall use reasonable commercial efforts to arrange for the provision of such Service.

         (d) eBenX shall follow the policies, procedures and practices in effect before the date of this Agreement of which eBenX has knowledge (as defined herein), including,

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without limitation, providing information and documentation reasonably sufficient for Howard Johnson and/or its Affiliates to perform the Services in the manner provided as of the Closing, and making available, as reasonably requested by Howard Johnson and/or its Affiliates, sufficient resources and timely decisions, approvals and acceptances in order that Howard Johnson may perform its obligations under this Agreement in a timely and efficient manner. In addition, for the period that eBenX employees shall be utilizing the workspace of Howard Johnson, all such eBenX employees shall follow all codes relating to dress and behavior, as well as all workplace policies, of Howard Johnson in effect at such time. As used in this subsection (d), eBenX shall be deemed to have knowledge of (i) that information which has been presented to it in writing and (ii) after due inquiry, the actual knowledge of the Transferred Employees.

         (e) The parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary or required to permit each party to perform its obligations; provided, however, that Howard Johnson or its Affiliates shall not be required to pay any amounts to any third parties or to grant any accommodation, financial or otherwise, to secure the same.

         (f) Each party shall appoint a representative to facilitate communications and performance under this Agreement, who shall have the authority to act for and bind such party in connection with all aspects of this Agreement. Each party shall have the right at any time and from time to time to replace its representative by giving notice to the other party setting forth the name of the replacement.

         (g) Commencing immediately following the Transfer, eBenX shall, for a period up to 90 days from Closing, have the sole right on behalf of Howard Johnson to collect Receivables due to Howard Johnson from Transferred Clients and those Terminated Clients whose termination is not effective until after Closing ("Transferred Client Receivables") in accordance with the following:

         (i) Howard Johnson shall provide to eBenX copies of all material records related to Transferred Client Receivables.

         (ii) In order to maintain continuous relations with its customers, eBenX agrees to bill and use reasonable commercial efforts in good faith to collect the Transferred Client Receivables in the normal and regular course of eBenX's business, consistent with its normal practices and policies for collection of accounts receivable.

         (iii) eBenX will apply all amounts collected on the Transferred Client Receivables to the Transferred Client Receivables in the manner specified by such Transferred Client from whom they are collected. In the event the Transferred Client does not specify the application of a payment, or there is a question regarding the appropriate application of any amount collected, eBenX and Howard Johnson will work in good faith with the Transferred Client to determine the appropriate allocation of such collected Transferred Client Receivables. eBenX will not and

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                  will not permit its employees or agents to instruct, suggest or request that a Transferred Client pay for goods sold or services rendered by eBenX prior to payment for Transferred Client Receivables; provided that the foregoing shall not restrict eBenX and its employees or agents -------- from requesting payment for goods or services rendered by eBenX so long as they do not suggest delaying payment for Transferred Client Receivables.

         (iv) The amounts of the Transferred Client Receivables that are collected by eBenX shall be distributed by eBenX as follows:

                  (A) For all amounts of the Transferred Client Receivables with a balance under 90 days past due at Closing, 100% of such amounts shall be remitted to Howard Johnson;

                  (B) For all amounts of the Transferred Client Receivables with a balance between 90 and 180 days past due at Closing, 85% of such amounts shall be remitted to Howard Johnson and 15% of such amounts shall be retained by eBenX; and

                  (C) For all amounts of the Transferred Client Receivables with a balance over 180 days past due at Closing, two-thirds of such amounts shall be remitted to Howard Johnson and one-third of such amounts shall be retained by eBenX;

                  provided, however, that (x) for a period of 90 days from the Closing Date, 100% of all Transferred Client Receivables collected by eBenX from Pitney Bowes shall be remitted to Howard Johnson and (y) after such 90 day period, the Transferred Client Receivables collected by eBenX shall be allocated as set forth in clause (A), (B) and (C) of this subsection 1.01(g)(iv).

         (v) All proceeds from such Transferred Client Receivables that are addressed to eBenX shall be remitted to Howard Johnson on each delivery date of the Monthly Report described in clause (vi) below. Each such payment shall be made by certified or cashiers' check or wire transfer as Howard Johnson shall reasonably request. All proceeds from such Transferred Client Receivables that are addressed to Howard Johnson or its Affiliate shall be remitted to Howard Johnson within five (5) Business Days after receipt by eBenX. On the delivery date of the Monthly Report, any unpaid payments of Transferred Client Receivables that are addressed to Howard Johnson or its Affiliate held by eBenX shall therewith be paid to Howard Johnson.

         (vi) eBenX agrees to credit all outstanding Transferred Client Receivables when paid and to deliver such sums to Howard Johnson as provided for herein without any set-off, recoupment or claim against such amounts from any cause whatsoever.

         (vii) eBenX shall deliver to Howard Johnson a statement or report (the "Monthly Report") presenting all collected Transferred Client Receivables in the previous month. Such Monthly Report shall show all Transferred Client Receivables

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                  collected in the previous month. All unpaid amounts of
                  Transferred Client Receivables held by eBenX shall be paid to Howard Johnson with the delivery of such Monthly Report. The delivery date of the initial Monthly Report shall be 30 days after the Closing Date. The delivery date of each subsequent Monthly Report shall be 30 days following the delivery of the prior Monthly Report.

         (viii) 10 business days after receipt of the Monthly Report, Howard Johnson shall pay to eBenX all unpaid amounts, pursuant to subsections (iv) and (ix) hereof, of Transferred Client Receivables held by Howard Johnson.

         (ix) The sole right of eBenX to collect Transferred Client Receivables shall expire 90 days from Closing (the "Collection Period"); provided that if eBenX has collected at least 75% of the Transferred Client Receivables outstanding which are less than 90 days past due at Closing, the Collection Period shall be extended for an additional 90 days; provided, further, that Howard Johnson may elect to take sole control of collecting Transferred Client Receivables from any Transferred Client from which eBenX has not collected at least 50% of the applicable Transferred Client Receivables which are less than 90 days past due. Howard Johnson may accept payments for Transferred Client Receivables remitted directly to Howard Johnson and shall report such payments to eBenX. From and after the Collection Period, the collection of Transferred Client Receivables shall be the dual responsibility of eBenX and Howard Johnson; provided, however, that Howard Johnson shall have the right, upon written notice to eBenX, to contact any Transferred Client at its sole discretion. From and after the Collection Period, (A) Merrill Lynch shall retain 100% of any Transferred Client Receivables collected by Merrill Lynch and (B) eBenX shall remit to Howard Johnson two-thirds, and retain one-third, of any Transferred Client Receivables collected by eBenX. Howard Johnson shall have the right, upon written notice to eBenX to revoke the authority of eBenX under this Section 1.01(f) for reasonable cause including but not limited to (i) the failure of eBenX to perform its duties hereunder or (ii) the reasonable concern of Howard Johnson regarding the financial condition of eBenX.

         (x) eBenX and Howard Johnson agree to cooperate fully with each other as to any collection efforts instituted by either party to collect the Transferred Client Receivables under this
                  Section 1.01(f).

         SECTION 1.02 Provision of eBenX Services.

         (a) For a period of no more than one year following the Closing, eBenX shall maintain for Howard Johnson, with respect to the Safeway 401(k) Plan, at least four eBenX employees who shall respond to telephone calls made to the eBenX call center by employees of Safeway (the "Safeway Service"); provided, however, that eBenX exercises reasonable care in the selection of personnel and monitoring of the provision of the Safeway Service and the employees so designated have sufficient skills and training to provide the Safeway Service as required by this Agreement. eBenX shall use reasonable commercial efforts to provide the

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Safeway Service in a manner consistent with the manner and level of care with which such Safeway Service was performed by Howard Johnson or its Affiliates prior to the Closing Date.

         (b) eBenX shall provide to Howard Johnson the telephone activity report for each month the Safeway Service is provided.

         (c) Howard Johnson and eBenX shall use reasonable commercial efforts to, and shall use reasonable commercial efforts to cause their Affiliates to, cooperate in the transfer of responsibility from eBenX to Howard Johnson of the Safeway Service upon notice of termination by Howard Johnson to eBenX. Howard Johnson shall notify eBenX of such termination in writing 30 days prior to the date Howard Johnson shall transfer responsibility for the Safeway Service from eBenX to Howard Johnson.

         SECTION 1.03 Additional Services.

         (a) If, at any time during the term of this Agreement, eBenX shall require or request an additional service which do not constitute a Service (each, an "Additional Service"), Howard Johnson, in its sole and absolute discretion, may perform such Additional Service. Prior to the provision of such Additional Service, Howard Johnson shall provide to eBenX written notice of the Additional Service to be performed and an estimate of the expected costs of such Additional Service. If eBenX accepts such Additional Service, it will notify Howard Johnson in writing within 10 business days. Howard Johnson will use reasonable commercial efforts to complete the Additional Services on a timely basis.

         (b) If, at any time during the term of this Agreement, Howard Johnson shall require or request a service to be performed by eBenX (each, an "eBenX Additional Service"), eBenX, in its sole and absolute discretion, may perform such eBenX Additional Service. Prior to the provision of such eBenX Additional Service, eBenX shall provide to Howard Johnson written notice of the eBenX Additional Service to be performed and an estimate of the expected costs of such eBenX Additional Service. If Howard Johnson accepts such eBenX Additional Service, it will notify eBenX in writing within 10 business days. eBenX will use reasonable commercial efforts to complete the eBenX Additional Services on a timely basis.

         SECTION 1.04 Term and Termination.

         (a) Except as otherwise set forth in this Agreement, this Agreement (or any portion of the Services and Safeway Service rendered hereunder) may be terminated prior to the expiration of the periods set forth in Section 1.01 above, (i) by eBenX, at any time upon not less than 60 calendar days' prior written notice to Howard Johnson; or (ii) by either party, at any time upon not less than 60 calendar days after delivery of notice to the other party, in the event that the other party shall have defaulted on or breached any material term of this Agreement and shall not have cured such breach within 30 calendar days after receiving notice from the party specifying the nature of such default or breach.

         (b) This Agreement shall terminate one year from the date hereof or as otherwise earlier terminated pursuant to Section 1.04(a) above, and thereafter shall be of no further force and effect, except (i) Sections 1.07, 3.01 through 3.05, 4.02, 6.01 and 7.03 shall survive the termination of this Agreement, (ii) nothing herein shall relieve either party hereto

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from liability for any gross negligence or willful breach hereof and (iii) any obligation to pay for the Services hereunder shall survive the termination of this Agreement.

         SECTION 1.05 Reimbursement and Royalties for Services.

         (a) eBenX shall pay Howard Johnson a monthly service fee for the Services equal to the sum of the component pricing for said month for each Service described in Section 1.01 as set forth on Exhibit D. Howard Johnson shall submit to eBenX by the fifth day of the month following the month in which such Services were provided a billing statement consistent with Exhibit D setting forth such component fees. Such fee shall be paid by eBenX by the fifteenth day of such month.

         (b) Howard Johnson shall pay eBenX a monthly service fee of $15,000 for the Safeway Service, which shall be applied on a monthly basis as a credit against amounts otherwise due and payable by eBenX to Howard Johnson under this Agreement. In the event that for any month the foregoing service fee exceeds the aggregate amount due from eBenX to Howard Johnson, eBenX shall submit to Howard Johnson a billing statement by the fifth day of the month following the month in which such Safeway Service was provided. Such fee shall be paid by Howard Johnson by the fifteenth day of such month.

         (c) For all Additional Services performed by Howard Johnson, eBenX shall pay to Howard Johnson a royalty based on the reasonable time expended, charged at a fixed hourly rate of $150 per hour, by Howard Johnson in order to perform such Additional Service.

         (d) For all eBenX Additional Services provided by eBenX, Howard Johnson shall pay to eBenX a royalty based on the reasonable time expended, charged at a fixed hourly rate of $150 per hour, by eBenX in order to perform such eBenX Additional Service.

         (e) In addition to the payments set forth herein, eBenX shall be liable for, and shall indemnify Howard Johnson or its Affiliates, as applicable, for any sales and/or use tax, VAT, transfer tax, excise tax, tariff, duty or any other similar tax or payment in lieu thereof imposed by any governmental authority arising from the Services provided hereunder, or arising out of this Agreement. eBenX shall not be responsible for payment of any income, franchise, gross receipts or personal property taxes paid by Howard Johnson or its Affiliates as a result of this Agreement.

         (f) If, at any time during the term of this Agreement, any Law or Governmental Order, rule, regulation or direction of any Governmental Authority, whether domestic or foreign, relating to the administration of the Services should be changed in a manner requiring modifications or updates to the systems being used by Howard Johnson to provide Services hereunder, which modifications or updates would not have been required but for Howard Johnson's obligation to provide Services hereunder (each a "Regulatory Charge"), in each such case, eBenX shall be obligated to pay Howard Johnson a fee based on the reasonable time expended (charged at Howard Johnson's standard hourly rates for the personnel involved) and expenses actually incurred by Howard Johnson for the modifications or updates made to the system in order to comply with each such Regulatory Change. As soon as reasonable commercial following the promulgation of any Regulatory Change, eBenX shall notify Howard Johnson in writing of the Regulatory Change, the effective date thereof and the proposed system modifications or updates. As soon as reasonable commercial after receipt of the eBenX notice, Howard Johnson shall provide to eBenX written notice of an estimate of the expected costs for such modifications or updates. eBenX may at its option either authorize Howard Johnson to effect the modification or notify Howard

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Johnson that it will terminate the Service in question on or before the effective date of the Regulatory Change. Any such authorization or notification by eBenx will be made in writing, and any failure to provide such authorization or notification within 7 days prior to the effective date of the Regulatory Change will be deemed to be an election by eBenx to terminate the Services in question on the effective date. Any such authorization to make modifications shall be provided to Howard Johnson promptly in order to afford Howard Johnson sufficient time to make such modifications or updates prior to the effective date of the Regulatory Change. Howard Johnson shall bear no responsibility for any consequences stemming from eBenX's failure to provide timely authorization.

         SECTION 1.06 Employees. From time to time, Howard Johnson shall designate such number of employees as it reasonably deems appropriate to perform the Services during normal Howard Johnson operating hours; provided, however, that Howard Johnson exercises reasonable care in the selection of personnel and monitoring of the provision of Services and the employees so designated have skills and training sufficient to provide the Services as required by this Agreement.

         SECTION 1.07 Records. (a) During the term of this Agreement, and for a period of 90 days thereafter, each party shall maintain complete and accurate books and records relating to the Services and shall provide to the other party copies of such records as may be reasonably requested by the other party.

         (b) In the event that any Service is terminated pursuant to Section
1.04 of this Agreement, eBenX shall, within 30 days of such termination, return to Howard Johnson all documents, materials (including copies of all software provided to eBenX) and records relating to such terminated Services (and not used in connection with any continuing provision of Services by eBenX) and certify to eBenX that it has complied with this Section 1.07 in all respects.

                                   ARTICLE II

                                  ACCESS RIGHTS

         SECTION 2.01 Grant of Access. Subject to the terms and conditions of this Agreement, Howard Johnson grants to eBenX a non-exclusive, limited right during the period set forth in Section 1.01 to access authorized areas of Howard Johnson's proprietary network system (the "Network") as determined by Howard Johnson solely in connection with the provision of Services by Howard Johnson. eBenX shall access the Network from its desktops through a secure bridge or interface ("Interface") provided by Howard Johnson.

         SECTION 2.02 Scope of Access; Monitoring. eBenX shall ensure that only its employees on a need-to-know basis shall access authorized portions of the Network, in each case, solely in connection with the Services. eBenX shall not, and shall ensure that no third party will, attempt to access the Network without the express written permission of Howard Johnson. Howard Johnson shall have the right, but not the obligation, to have any of its personnel, including any of its database administrators, (i) audit and monitor eBenX's access to the Network through any means available internally to Howard Johnson, and (ii) otherwise ensure that eBenX complies with the terms and conditions of this Agreement.

         SECTION 2.03 Restrictions. Nothing herein shall limit the right of Howard Johnson to limit eBenX's access to authorized areas of the Network or deny access to unauthorized areas of the Network. Nothing herein shall be construed as granting eBenX any right to access the Network for purposes other than in connection with the Services, or in any manner other than as expressly set forth herein. Except to the extent expressly permitted herein, or by prior written permission of Howard Johnson, eBenX shall not, and shall not allow any third party to: (a) sublicense, transfer, assign, rent, lease, or otherwise convey any right of access, or any right with respect thereto, to any third party; (b) disassemble, decompile or otherwise reverse engineer all or any portion of any software provided by Howard Johnson in connection with the Services; or (c) reproduce any such software on any media without the written permission of Howard Johnson. eBenX shall ensure the security of access to the Network from any unauthorized access or use.

         SECTION 2.04 Access Protections. All interconnectivity by either party to the computing systems and/or networks of the other party, and all attempts at such interconnectivity, shall be only through the security gateways/firewalls of the other party and through other security systems, protocols or devices as agreed to by the parties. Neither party shall access, and will not permit unauthorized persons to access, the computing systems and/or networks of the other party without the other party's express written authorization, and any such actual or attempted access shall be consistent with any such authorization.

         SECTION 2.05 Viruses. eBenX shall use the latest Virus definition updates available of a mutually agreed Virus detection/scanning program in connection with the access of the Network, and transmission of data or software to eBenX systems will be performed from Virus protected systems and computers. Howard Johnson shall, in accordance with its customary practices, use a Virus detection/scanning program in connection with performing its Service obligations hereunder. Upon detecting a Virus that is not immediately eliminated, all attempts to access the other party's computing systems and/or networks shall immediately cease and shall not resume until any such Virus has been eliminated. Without limiting the foregoing, each party shall use reasonable commercial efforts to avoid the transmission of any Virus from its own systems to the other party's systems. In the event that a party determines that a Virus has been transmitted to the systems or computers of the other party, such party shall promptly notify such other party of the transmission and the nature of the Virus. For purposes hereof, "Virus" means any computer instructions, devices or techniques that can or were designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, alter, inhibit or shut down software and/or a processing environment.

         SECTION 2.06 Disabling Access. Each party shall have the right to disable the other party's access to such party's computing systems and/or networks to protect such party's computing systems and/or networks from a Virus or Disabling Device on the other party's computing systems and/or networks. In the event of such disabling access, the party disabling such access shall give the other party notice of such disabling access as soon as possible thereafter. For the purposes hereof, "Disabling Device" means any computer software or device maliciously intended to or capable of causing software to cease functioning after a specific period of time or on a specific date or event.

                                  ARTICLE III

                            CONFIDENTIALITY; SECURITY

         SECTION 3.01 Confidentiality Obligations. The parties acknowledge that each party (in this capacity, a "Disclosing Party") has disclosed or will disclose certain Confidential Information to the other party (in this capacity, a "Receiving Party"). The Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees not to reveal or disclose any Confidential Information of the Disclosing Party for any purpose to any other person, or to use any Confidential Information of the Disclosing Party for any purpose other than as contemplated under this Agreement, in each case, without the prior written consent of the Disclosing Party. The Receiving Party agrees to maintain adequate security procedures and take reasonable precautions (no less rigorous than what the Receiving Party takes with respect to its own comparable Confidential Information) to prevent misuse, unauthorized or inadvertent disclosure or loss of the Confidential Information of the Disclosing Party. For purposes hereof, "Confidential Information" means any information, oral or written, relating to or disclosed in the course of the performance of this Agreement, that is not generally known to the public or in the trade and is or should be reasonably understood to be confidential or proprietary to the Disclosing Party, including without limitation, compilations, data, studies or other documents incorporating or developed from Confidential Information. "Confidential Information" of Howard Johnson includes all software and data accessed by eBenX hereunder and access codes or other security devices used in connection with such access. "Confidential Information" does not include information that: (a) is, or becomes, known to the Receiving Party by lawful means; (b) is generally available to the public through no act or omission by the Receiving Party; (c) is developed by Receiving Party independent of any Confidential Information it receives from the Disclosing Party; or (d) is obtained by the Receiving Party from a Third Party free to make such a disclosure without breach of any legal obligation.

         SECTION 3.02 Disclosure. Notwithstanding the provisions of Section 3.01, Confidential Information may be disclosed pursuant to any statute, regulation, order, lawful subpoena or lawful document discovery request, provided that prior written notice of such disclosure obligation or request is furnished to the Disclosing Party as soon as practicable in order to afford the Disclosing Party a reasonable opportunity to seek a protective order. If the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally compelled to disclose Confidential Information, disclosure of such information, to the extent compelled or required under the applicable statute, regulation, order, lawful subpoena or lawful document discovery request, may be made without liability.

         SECTION 3.03 Unauthorized Disclosure. The Receiving Party shall immediately notify the Disclosing Party upon discovery of any prohibited use or disclosure of the Confidential Information, or any other breach of this Article III by the Receiving Party, and shall fully cooperate with the Disclosing Party to help the Disclosing Party regain possession of the Confidential Information and prevent the further prohibited use or disclosure of the Confidential Information.

         SECTION 3.04 Irreparable Injury. The Receiving Party acknowledges that unauthorized disclosure of any Confidential Information will cause irreparable injury to the Disclosing Party, and the Receiving Party hereby agrees that in addition to monetary damages therefor, the Disclosing Party will be entitled to an injunction or other equitable and provisional remedies to prevent or limit that disclosure, without any obligation to post bond or other undertakings.

         SECTION 3.05 Privacy and Security. Without limiting the generality of the foregoing confidentiality obligations, eBenX shall comply with all privacy and security procedure and policies set forth by Howard Johnson regarding any access to the Network.

                                   ARTICLE IV

                                 RESPONSIBILITY

         SECTION 4.01 Relationship of the Parties. The parties hereto are independent contractors and no party is an employee, partner or joint venturer of the other party. Under no circumstances shall any of the employees of either party hereto be deemed to be employees of the other party for any purpose. No party shall have the right to bind the other party to any agreement with a third party or to represent itself as a partner or joint venturer of the other party. Nothing in this Agreement shall be construed as: (a) an assumption by Howard Johnson of any obligation to maintain or increase the sales or profits of eBenX, or otherwise to assume responsibility for eBenX's operations; (b) an assumption by Howard Johnson of any financial obligation of eBenX; (c) the creation of any relationship of employment or agency between eBenX and employees or consultants of Howard Johnson, its subsidiaries or associated companies; (d) an assumption by Howard Johnson of any responsibility for the work performed by outside suppliers employed by eBenX at the suggestion or recommendation of Howard Johnson; or (e) the delegation of any function or authority of eBenX to Howard Johnson. In all matters relating to this Agreement, each party hereto shall be solely responsible for the acts of its own employees, and employees of one party shall not be considered employees of the other party. Except as specifically permitted by this Agreement, no party hereto or any of its employees shall have any authority to negotiate, enter into any contract or incur any obligation, on behalf of the other party.

         SECTION 4.02 Limitation on Liability.

         (a) Neither Howard Johnson nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or such person under or in connection with this Agreement, except that Howard Johnson shall be liable for direct losses incurred by eBenX arising out of the gross negligence, willful misconduct or bad faith of Howard Johnson or any third party retained by it or their respective officers, directors, employees, agents or attorneys-in-fact in the performance of the Services; provided, however, that, except as expressly limited in Article VI, with respect to the Transferred Clients and those Terminated Clients whose termination is not effective until after Closing who are receiving services under agreements originally executed by Howard Johnson (the "Retained Clients"), Howard Johnson shall be liable for direct losses incurred by eBenX relating to any claims by such Transferred Clients and such Terminated Clients against eBenX arising out of the negligence, willful misconduct or bad faith of Howard Johnson or any third party retained by it or their respective officers, directors, employees, agents or attorneys-in-fact in the performance of the Services.

         (b) Neither Howard Johnson nor its Affiliates nor any of their respective officers, directors, employees, agents or attorneys-in-fact shall be liable for any action taken or omitted to be taken by any third party, other than such third parties retained by Howard Johnson or any of its Affiliates to perform any of the Services. Notwithstanding the foregoing, if Howard Johnson, without good cause, intentionally refuses to provide the Services which Howard Johnson is obligated to provide under this Agreement, Howard Johnson will be liable to eBenX for an amount equal to 150% of the amount by which the expenses actually and reasonably incurred by eBenX to obtain the Services that Howard Johnson refused to provide exceed the amount eBenX reasonably expected Howard Johnson to charge for such Services.

         (c) Notwithstanding anything to the contrary herein, in the event that Howard Johnson commits an error with respect to or incorrectly performs or fails to perform any Service, at eBenX's request, Howard Johnson shall use reasonable commercial efforts to correct such error, re-perform or perform such Service.

         (d) Notwithstanding anything to the contrary herein, neither Howard Johnson nor its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be liable for losses incurred by eBenX for any action taken or omitted to be taken by Howard Johnson or such person under or in connection with this Agreement to the extent such action or omission directly arises from actions or inactions of eBenX, including, without limitation, the failure of eBenX to perform any function or any other function not included in the Services.

         (e) EXCEPT AS EXPRESSLY PROVIDED HEREIN, howard johnson MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND HOWARD JOHNSON HEREBY DISCLAIMS THE SAME. HOWARD JOHNSON HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT ACCESS TO THE NETWORK AND THE TRANSMISSION OF DATA THERETO AND THEREFROM WILL BE UNINTERRUPTED OR ERROR FREE.

         (f) EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY SHALL IN ANY EVENT HAVE ANY LIABILITY TO THE OTHER PARTY FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THE

PERFORMANCE OF THE SERVICES OR THIS AGREEMENT.

                                   ARTICLE V

                                  FORCE MAJEURE

         SECTION 5.01 Force Majeure. The obligations of Howard Johnson to provide Services shall be suspended during the period and to the extent that Howard Johnson is prevented or hindered from complying therewith by any Law or Governmental Order, rule, regulation or direction of any Governmental Authority, whether domestic or foreign, or by any cause beyond the reasonable control of Howard Johnson, including acts of God, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof ("Event of Force Majeure"). In such event, Howard Johnson shall give notice of suspension as soon as reasonably practicable to eBenX stating the date and extent of such suspension and the cause thereof, and Howard Johnson shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and Howard Johnson shall so notify eBenX. In no event shall eBenX be obligated to pay for any Services which are not being provided to eBenX pursuant to this Section 5.01.

         SECTION 5.02 Written Notice. Howard Johnson can only claim an Event of Force Majeure as an excuse from its performance hereunder if Howard Johnson has given written notice to eBenX of such claim and if Howard Johnson makes a continuing and good faith effort to lessen or avoid the effects of such Event of Force Majeure on eBenX. Notwithstanding any other provision of this Agreement, Howard Johnson shall be liable for such failure or delay in the performance of its obligations to the extent that such failure or delay was caused by the fault or negligence of Howard Johnson.

                                   ARTICLE VI

                                 INDEMNIFICATION

         SECTION 6.01 Indemnification.

         (a) Howard Johnson hereby agrees to defend, indemnify and hold harmless eBenX and its Affiliates and their respective officers, directors, employees and agents (collectively, "eBenX Indemnitees") from and against any and all liabilities, losses, claims, damages and expenses of any nature, including reasonable attorneys' fees, arising out of or resulting from any default or breach by Howard Johnson in the performance of its obligations under this Agreement or any failure by Howard Johnson to perform its covenants hereunder or any third party claim against any eBenX Indemnitee.

         (b) eBenX hereby agrees to defend, indemnify and hold harmless Howard Johnson and its Affiliates and their respective officers, directors, employees and agents (collectively, "Howard Johnson Indemnitees," and together with eBenX Indemnitees, the "Indemnitees") from and against any and all liabilities, losses, claims, damages and expenses of any nature, including reasonable attorneys' fees, arising out of or resulting from (i) any default or breach by eBenX in the performance of its obligations under this Agreement or any failure by eBenX to perform its covenants hereunder or any third party claim against any Howard Johnson Indemnitee or in the provision of services by eBenX to its customers, including, without limitation, any and all loss, liability, damage, cost or expense of a customer of eBenX and
(ii) except for such claims that arise out of the gross negligence, willful misconduct or bad faith of Howard Johnson or its Affiliates, Section 1.01(a)(ii) hereof.

         (c) Claims for indemnification under Sections 6.01(a) and 6.01(b) shall be made pursuant to the procedures set forth in Sections 9.02(b) or 9.03(b) of the Asset Purchase Agreement, as is appropriate. Nothing herein shall limit the rights to indemnification, or the obligations to indemnify, of the parties under the Asset Purchase Agreement.

         (d) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from an Indemnitee arising out of or resulting from the causes set forth in (i)
Section 6.01(a) shall be an amount equal to 100% of the total annual charges to eBenX by Howard Johnson for the related Services provided pursuant to this Agreement, except that with respect to claims by Retained Clients arising out of, other than as set forth in this Article VI, the direct actions of Howard Johnson pursuant to this Agreement, such claims shall also be covered by the Insurance Policy described in subsection (e) hereof in addition to the amount set forth in this subsection (d), and (ii) Section 6.01(b) shall be amount equal to 100% of annual revenues from Client Agreements with Clients transferred from Howard Johnson.

         (e) eBenX shall amend the current insurance policy of eBenX or purchase a new indemnification insurance policy from a third-party provider (the "Insurance Policy") to cover all claims by Retained Clients arising out of, other than as set forth in this Article VI, the direct actions of Howard Johnson. The fees, if any, for the Insurance Policy shall be divided equally between eBenX and Howard Johnson. In the event of a claim under the Insurance Policy, Howard Johnson will pay any deductible charges required by the Insurance Policy up to a maximum amount of $50,000 per claim.

         (f) eBenX acknowledges and agrees that (i) Howard Johnson and its personnel shall not be responsible in any way whatsoever for any actions or omissions by eBenX or made at the request, initiation or under the direction of eBenX, including, without limitation, any errors or omissions arising out of or related to processes or programming, or modifications thereof, requested, initiated or directed by eBenX that have not been reasonably verified by eBenX, and (ii) for the avoidance of any doubt, the indemnity obligations of Howard Johnson hereunder shall not apply to any liabilities, losses, claims, including third party claims, damages, expenses of any nature, including attorney's fees, arising out of or relating to such actions or omissions set forth in clause (i) above.

                                  ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         SECTION 7.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 7.02):

                  (a)      if to Howard Johnson:

                           Howard Johnson & Company
                           c/o Merrill Lynch & Co.
                           222 Broadway
                           17th Floor
                           New York, NY  10019

                           Telecopy:  (212) 670-4819
                           Attention:  Mark B. Goldfus, Esq.

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022-6069
                           Telecopy:  (212) 848-7179
                           Attention:  John A. Marzulli, Jr., Esq.

                  (b)      if to eBenX:

                           eBenX, Inc.
                           605 North Highway 169
                           Suite 1200
                           Minneapolis, MN  55441
                           Telecopy:  (763) 614-2025
                           Attention:  Chief Financial Officer

                           with a copy to:

                           Klehr, Harrison, Harvey, Branzburg & Ellers LLP 260 South Broad Street
                           Philadelphia, PA  19102
                           Telecopy:  (215) 568-6603
                           Attention:  Lawrence D. Rovin, Esq.

         SECTION 7.03 Public Announcements; Confidentiality. Each party agrees to comply with Section 11.03 of the Asset Purchase Agreement and each will use reasonable best efforts, including notifying their respective employees, to keep confidential the contents of the other party's respective information systems to which such party's employees may have access.

         SECTION 7.04 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 7.06 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

         SECTION 7.07 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Howard Johnson and eBenX (which consent may be granted or withheld in the sole discretion of Howard Johnson or eBenX); provided, however, that eBenX may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of eBenX without the consent of Howard Johnson, however, eBenX remains liable hereunder; provided further that this Agreement may, due to the sale of all or substantially all the assets of a party to a third party purchaser, be assigned to such third party purchaser without the written consent of the other party hereto. Any attempted assignment in violation of this provision is void.

         SECTION 7.08 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Howard Johnson, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         SECTION 7.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

         SECTION 7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 7.11 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.11.

         SECTION 7.12 Arbitration. Except for the right to injunctive relief under Section 6 of this Agreement, for which judicial relief shall remain available, any dispute, controversy or claim (a "Claim") that cannot be resolved by the parties arising out of or relating to this Agreement or the services covered by this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") upon notice (the "Arbitration Notice") of submission given by either Howard Johnson or eBenx to the other in accordance with subsection (i) hereof, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held Philadelphia, Pennsylvania, if a claim is brought by Howard Johnson or in New York County, New York, if a claim is brought by eBenX or in such other location as the parties may mutually agree upon. The arbitration will be conducted before a panel of three arbitrators, with one arbitrator named by each party within 15 days of receipt of Arbitration Notice by the non-initiating party and the third named by the two party-appointed arbitrators, or (if they should fail to agree on the third within 15 days after the two party-appointed arbitrators have been named) by the AAA. The arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award punitive damages or any other damages not measured by the prevailing party's actual damages. The decision of the arbitrators made in writing shall be final and binding upon the parties hereto; provided, however, that the award and judgment of the arbitrators shall have no binding or precedential effect with respect to any other controversy not before the arbitrators, whether or not similar to or related to the specific controversy decided by the arbitrators. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel and employees.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized signatory thereunto duly authorized as of the date first above written.

                                        HOWARD JOHNSON & COMPANY


                                            By:  /s/  Paul T. Dully
                                                 ------------------------------
                                                 Paul T. Dully
                                                 Chief Financial Officer


                                        EBENX, INC.


                                            By:  /s/  John J. Davis
                                                 ------------------------------
                                                 John J. Davis
                                                 President and Chief
                                                 Executive Officer